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                                                                   Exhibit 99.1




October 11, 2000


Mr. Thomas F. Hewitt
CEO and Chairman of the Board
Interstate Hotels
Foster Plaza Ten
680 Andersen Drive
Pittsburgh, Pennsylvania  15220

Dear Mr. Hewitt:

Re:  Interstate Offer
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We were extremely disappointed by the Board's rejection of our proposed acquisition. We would like to make the following points clarifying our position and respond to certain statements made in the Supplemental Proxy Statement dated October 6, 2000.

The management of Interstate Hotels Corporation negotiated specific contractual protection in the Lehman agreement to allow the Board to consider a Superior Proposal (defined as a price greater than $4 per share).

Based on the Proxy, we understand Interstate has the right in its sole discretion to extend the Termination Date of the Lehman proposal to November 15, 2000 by a payment to Lehman on/or before October 13 of $250,000 (Proxy, Page 9). Interstate also has the right in its sole discretion to further extend the termination date up to 15 additional days to November 30, 2000 by the payment of $16,667 per day for 15 days or the payment of $250,000 in additional funds.

Interstate has clearly allowed for sufficient time to enter into negotiations with Shaner Hotel Group to allow for the time and completion of due diligence for SHG to submit a fully financed tender offer for all the shares of the company without any financial risk to Interstate whatsoever, provided that our non-refundable deposit equals or exceeds Interstate's $250,000 cost of the extension to November 15 or $500,000 cost of an extension to November 30.

Interstate has stated that the Lehman facility will allow the company sufficient capital to acquire new management contracts or hotels and, therefore, expand the company's management fee income to improve profitability. However, as we read the proxy, the company is required to expend the entire proceeds on either fees, expenses and costs associated with the investment or on an investment in a limited partnership over which Interstate will have "limited authority and responsibility" (Proxy, Page 6). The absence of any movement in the company's stock following the announcement of this transaction speaks volumes about the investment community's opinion of future shareholder value as a consequence of this transaction.


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Through our extensive contracts in the franchise and ownership community, we are confident that we can review the consents required to complete this transaction from the hotel franchise companies and the hotel owners with which Interstate does business. In addition, we recognize the substantial termination fees and expense reimbursements due to the Lehman Group and other costs, and we are prepared to pay these fees upon the completion of our transaction and have factored such costs and expenses into the amount we are prepared to offer to the shareholders.

I had previously sent letters on October 3 and October 6 requesting a meeting to discuss our proposal. You have failed to contact me to respond to my requests. I will contact you today to ask again for a meeting to discuss the following proposal:

1. We are prepared to deposit $1,000,000 in escrow (the Escrow). The Escrow would be retained by the company if, by the close of business on November 13, 2000, we do not submit an unconditional bid for the company at a price equal to or higher than $4.50 per share (such bid to be in the form of a fully executed and unconditional merger agreement by an entity which has commitments for all required financing). If we submit an unconditional bid at or above $4.50 and the company does not accept it, then the escrow would be returned to us.

2. We are requesting that you immediately give Lehman Brothers the notice as is your right under the September 15 Proxy filing that you are exercising your option by delivering written notice to Lehman prior to October 13 to extend the termination date to November 15, 2000 by the payment of a $250,000 fee by wire transfer.

3. An unconditional bid would NOT, among other things, be conditioned on any third party consents, which you claim in your October 6 Supplement to Proxy Statement as a limiting factor of our offer.

4. Our price of $4.50 per share is subject to increase based upon our review of the company.

5. Please provide us written wiring instructions and we will wire the $1,000,000 deposit into Escrow immediately upon execution of an Escrow Agreement embodying the above terms and conditions.

SHG has a strong reputation of closing transactions in the industry such as a $300,000,000 partnership with AEW Capital Management and several transactions with Lehman Brothers including a $75,000,000 credit facility over the last few years.

Sincerely yours,

/s/ Lance T. Shaner

Lance T. Shaner
Chairman and CEO
Shaner Hotel Group Limited Partnership
Shaner Operating Corp., General Partner